BASELINE OIL & GAS CORP. APPOINTS PATRICK H. MCGAREY AS CHIEF FINANCIAL OFFICER

August 6, 2007 - Baseline Oil & Gas Corp. ("Baseline" or the "Company") (OTCBB:
BOGA), announced today that it has appointed Mr. Patrick H. McGarey as its Chief Financial Officer.

Mr. McGarey has over 27 years of experience in the oil and gas industry, with more than 22 years in energy-related finance. Most recently, from 2004 - 2007, Mr. McGarey served as Executive Vice President - Finance, Planning and Corporate Development of Goldking Energy Corporation, based in Houston, Texas. This company was sold to Dune Energy, Inc., during the second quarter of this year, for total consideration of $328.5 million.

For several years prior to joining Goldking, Mr. McGarey served as principal of his own firm, specializing in arranging debt, providing energy project financial advisory services, and facilitating the purchase and sale of energy assets.

Before this, Mr. McGarey served 4 years as a manager in the Energy Capital/Structured Finance Group for the The Williams Companies, Inc. Prior to working at Williams, he worked at Union Bank of California, Huntington National Bank and Texaco, Inc.

Mr Thomas Kaetzer, president and CEO of Baseline stated, "We are very pleased to have Mr. McGarey join our management team. He has a tremendous reputation in our industry, a strong understanding of finance and banking, and extensive experience in management and business development, all of which should prove invaluable to our growing company."

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Baseline Oil & Gas Corp.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Baseline Oil & Gas Corp. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Baseline's Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

Company Contact:
Thomas Kaetzer
Chief Executive Officer
(281) 591-6100

Investor Relations Contact:
Piedmont IR, LLC
Keith Fetter or Darren Bankston
Phone: 678-455-3696
Email: info@piedmontir.com